Exhibit 99.1

Contact: John L. Spaid, Chief Financial Officer
Phone: (615) 890-9100

NHI Announces First Quarter 2025 Results

MURFREESBORO, Tenn. – (Monday, May 5, 2025) National Health Investors, Inc. (NYSE:NHI) announced today its results for the three months ended March 31, 2025.

Financial Results and Recent Events

•Net income attributable to common stockholders per diluted common share for the three months ended March 31, 2025 was $0.74 compared to $0.71 during the same period in the prior year. Net income attributable to common stockholders for the three months ended March 31, 2025 includes approximately $0.3 million in proxy contest and related expenses for a proxy campaign associated with the Company’s 2025 annual stockholders meeting and approximately $1.2 million in transaction costs described in greater detail below.

•National Association of Real Estate Investment Trusts (“NAREIT”) FFO per diluted common share was $1.14 for the three months ended March 31, 2025 compared to $1.10 during the same period in the prior year. NAREIT FFO for the three months ended March 31, 2025 includes approximately $0.3 million in proxy contest and related expenses and approximately $1.2 million in transaction costs.

•Normalized FFO per diluted common share for the three months ended March 31, 2025 was $1.15 compared to $1.12 during the same period in the prior year. Normalized FFO for the three months ended March 31, 2025 includes approximately $1.2 million in transaction costs.

•Normalized FAD for the three months ended March 31, 2025 was $56.0 million compared to $51.0 million during the same period in the prior year.

•Net income attributable to common stockholders, NAREIT FFO, Normalized FFO and Normalized FAD for the three months ended March 31, 2025 include approximately $2.0 million in the repayment of previously deferred rent and related interest.

•NHI is increasing its 2025 annual guidance range which includes the following:
•NAREIT FFO per diluted common share to a range of $4.64 - $4.70 from $4.59 - $4.66;
•Normalized FFO per diluted common share to a range of $4.68 - $4.73 from $4.59 - $4.66; and
•Normalized FAD to a range of $223.8 million - $226.4 million from $219.8 million - $223.6 million.

A detailed schedule for the 2025 guidance range as well as additional assumptions is included in this press release.

Results for the three months ended March 31, 2025 compared to the same period in the prior year were impacted by the following:

•Rental income recognized from the Company’s tenants increased $6.7 million, or 10.7%, primarily as a result of new investments funded since March 2024, partially offset by properties disposed of since March 2024;

•Net operating income (“NOI”) from the Senior Housing Operating Portfolio (“SHOP”) segment, comprised of revenues from resident fees and related services less operating expenses, totaled $3.1 million which is $0.1 million, or 4.9%, higher than the same period in the prior year due primarily to increased revenues from higher occupancy in the Company’s SHOP activities in the current period;

NHI Reports First Quarter 2025 Results

May 5, 2025

•In the first quarter of 2025, NHI expensed approximately $1.2 million in costs incurred related to a large SHOP transaction that is no longer probable of occurring, of which approximately $0.6 million was included in “Other assets, net” on the Condensed Consolidated Balance Sheet as of December 31, 2024.
Eric Mendelsohn, NHI President and CEO, stated, “We are off to a solid start with first quarter results exceeding our internal expectations driven by acquisitions that closed sooner than expected, higher deferral collections than anticipated including from Bickford, and a step-up in the percentage rent from NHC that was stronger than forecast. As expected, our SHOP portfolio was impacted by seasonality which resulted in slower NOI growth but we are confident in the momentum we have created and continue to guide to 12% - 15% growth for the year.”

Mr. Mendelsohn continued, “The balance sheet continues to be in great shape and strategically positions NHI to execute on the acquisition opportunity in a very active senior housing pipeline. We have already announced investments of $174.9 million year-to-date at an average initial yield of 8.2% and we are evaluating a pipeline of approximately $264.0 million, including SHOP deals. We are also making progress on internal SHOP conversions which we expect to increase our organic growth profile.”

Mr. Mendelsohn concluded, “Given the strong start to the year and good visibility we are increasing the mid-point of our guidance. NHI is in great position to capitalize on organic and external growth opportunities in an industry with tremendous long-term tailwinds.”

Portfolio Activity

•In January 2025, NHI acquired a 108-unit assisted living and memory care community in Montrose, Colorado. The acquisition price was $21.2 million, including $0.2 million in closing costs. The 10-year lease, which includes two five-year extension options, has an initial lease rate of 8% with fixed annual escalators of 2%.

•As previously announced, effective January 1, 2025, the remaining two properties leased to Senior Living Management were transitioned to a new operator who had been serving as the interim manager of the properties. We executed a new 15-year triple-net master lease, which includes two five-year extension options, with the new operator. The master lease generates approximately $1.1 million in annual rent with fixed annual escalators of 2%.

•In February 2025, NHI acquired an assisted living facility in Oviedo, Florida through the completion of a deed in lieu of foreclosure to settle a $10.0 million non-performing mortgage note receivable. The Company recorded the real estate assets acquired at their estimated fair values of $8.6 million, which is equivalent to the net carrying value of the mortgage note receivable prior to completing the deed in lieu of foreclosure.

•In March 2025, NHI acquired a 120-unit assisted living and memory care community in Bergen County, New Jersey. The acquisition price was $46.3 million, including $0.3 million in closing costs. The 15-year lease, which includes two five-year extension options, has an initial lease rate of 7.95% with fixed annual escalators of 2%. The lease includes a $0.8 million capital improvement fund, which will be added to the respective lease base, if funded.

•In March 2025, we amended a mezzanine loan agreement with affiliates of Vizion Health and funded an additional $5.3 million in the first quarter of 2025. The balance of the loan as of March 31, 2025 was $18.0 million. The amendment to the loan agreement provides for an interest rate of 9.15% and a maturity date in May 2028.

•In April 2025, NHI acquired a portfolio of six memory care communities located in Nebraska for a total purchase price of $63.5 million, including $0.3 million in closing costs. The 15-year master lease, which includes two five-year extension options, has an initial lease rate of 8.0% with fixed annual escalators of 2%. A deposit of $7.0 million, which was included in “Other assets, net” on the Condensed Consolidated Balance Sheet as of March 31, 2025, was applied to the purchase price. Cash on hand as of March 31, 2025 was used to fund the remaining purchase price.

•In May 2025, we entered into an agreement to fund up to $28.0 million on a construction loan for the development of an 84-unit assisted living and memory care facility to be located in Wyoming, Michigan and operated by Encore Senior Living. The loan agreement provides for an annual interest rate of 9.0%.

•Effective May 1, 2025, we amended our triple-net master lease with Discovery Senior Living for a portfolio of six senior housing properties held in a consolidated real estate partnership with an aggregate net book value of $126.8 million as of March 31, 2025 that is owned by both parties to reset the contractual rent that took effect May 1, 2025 to $0.5 million per

NHI Reports First Quarter 2025 Results

May 5, 2025

month. As part of the amendment, we obtained the right, but not the obligation, to pursue, negotiate, engage and otherwise enter into a new agreement with a new manager with respect to these leased properties. The straight-line rent receivable associated with the in-place lease is $9.3 million as of March 31, 2025. This receivable will be reduced to its realizable value when management determines the transition is probable of occurring and the existing lease will be terminated. Rental income recognized associated with this lease was $1.5 million for the three months ended March 31, 2025 and 2024.

Recent Pipeline Developments

•In addition to the investments that have been Board approved, the Company is currently evaluating a pipeline of approximately $264.0 million of investments which include SHOP, sale-leaseback, and loans with purchase options primarily for senior housing assets. The pipeline excludes portfolio deals.

Balance Sheet and Liquidity

As of March 31, 2025, the Company had $1.3 billion in net debt including $447.2 million outstanding on its $700.0 million revolving credit facility.

In April 2025, NHI repaid Fannie Mae outstanding principal and accrued interest of $60.3 million from proceeds drawn on our credit facility on March 31, 2025.

In April 2025, NHI exercised one of the two six-month options on the $200.0 million term loan to extend the maturity date from June 2025 to December 2025.

The Company has $409.0 million available under its at-the-market (ATM) program, excluding proceeds raised under forward sale agreements.

NHI continues to maintain a strong financial profile, with a net debt to adjusted EBITDA ratio that is at the low end of the Company’s target range of 4.0x – 5.0x. NHI is in compliance with all debt covenants and has investment grade credit ratings from Moody’s, S&P Global, and Fitch Ratings.

Forward Sale Agreements

In the first quarter of 2025, NHI settled the remaining approximately 1.0 million shares of common stock subject to its August 2024 forward equity sale agreement at a forward price of $68.21 per share, resulting in proceeds of approximately $65.5 million.

ATM Equity Program

During the three months ended March 31, 2025, NHI entered into ATM forward sale agreements with a financial institution to sell shares of common stock which mature in the first quarter of 2026. The Company sold approximately 0.2 million shares on a forward basis at a weighted average price of $74.39 per share, net of sales agent fees, or approximately $15.5 million. The Company did not receive any proceeds from the sale of shares of common stock by the forward purchasers at the time of the offering.

As of March 31, 2025, the remaining approximately 0.7 million shares of common stock under NHI’s December 2024 ATM forward sale agreement were available for settlement at a forward price of $74.12 per share for proceeds of approximately $53.6 million. This forward sale agreement matures in the fourth quarter of 2025.
Occupancy

The following table summarizes the average portfolio occupancy for SLC, Bickford and SHOP for the periods indicated, excluding development properties in operation less than 24 months, notes receivable, and properties transitioned to new tenants or disposed.

NHI Reports First Quarter 2025 Results

May 5, 2025

	Properties	Mar-25	Feb-25	Jan-25	Dec-24	Nov-24	Oct-24	Sep-24
SLC Same-Store	9	85.1%	84.9%	85.7%	84.8%	85.0%	84.6%	84.0%
SLC	10	84.1%	84.0%	84.7%	83.7%	84.0%	83.6%	82.9%
Bickford Same-Store[1]	37	83.9%	84.6%	85.5%	86.2%	87.3%	87.3%	86.5%
Bickford[2]	38	84.1%	84.9%	85.9%	86.5%	87.6%	87.7%	86.8%
SHOP	15	88.9%	89.0%	89.6%	90.0%	89.4%	88.8%	89.1%

	Properties	Aug-24	Jul-24	Jun-24	May-24	Apr-24	Mar-24	Feb-24	Jan-24
SLC Same-Store	9	84.3%	84.0%	83.6%	84.1%	83.9%	83.8%	83.2%	83.3%
SLC	10	83.2%	82.9%	82.7%	83.4%	83.2%	83.1%	82.6%	82.8%
Bickford Same-Store[1]	37	85.6%	85.3%	84.7%	84.8%	85.4%	85.4%	85.6%	85.1%
Bickford[2]	38	86.0%	85.7%	85.2%	85.2%	85.8%	85.8%	86.0%	85.5%
SHOP	15	88.5%	88.3%	87.7%	86.8%	86.3%	86.3%	84.9%	84.7%

1All prior periods restated for the sale of an assisted living facility in Indiana that occurred in October 2024.
2Includes the Chesapeake, Virginia building which opened in the second quarter of 2022. NHI exercised a purchase option in February 2023.

2025 Guidance

The Company’s guidance range for the full year 2025, with underlying assumptions and timing of certain transactions, is set forth below:

NHI Reports First Quarter 2025 Results

May 5, 2025

	2025 Guidance Range
(in millions except per share amounts)	Low	High
Net income attributable to common stockholders	$143.7	$146.1

Adjustments to NAREIT Funds From Operations (FFO)
Depreciation (net)[1]	75.7	75.7
Gains on sales (net) and impairments of real estate	(1.1)	(1.1)
NAREIT FFO attributable to common stockholders	$218.3	$220.7

Adjustments to Normalized FFO (NFFO) attributable to common stockholders
Other[2]	1.8	1.8
Normalized FFO (NFFO) attributable to common stockholders	$220.1	$222.5

Adjustments to Funds Available for Distribution (FAD) attributable to common stockholders
Straight-line revenue and lease incentive amortizations (net)[1]	(2.7)	(3.2)
Equity method investment adjustments	(2.7)	(2.7)
Equity method investment non-refundable fees received	1.6	2.0
Non-cash share-based compensation	5.5	5.5
SHOP[1] and equity method investment recurring capital expenditures	(2.1)	(1.8)
Transaction costs	1.2	1.2
Other [3]	2.9	2.9
FAD attributable to common stockholders	$223.8	$226.4

Weighted average diluted common shares[4]	47.0	47.0
NAREIT FFO per diluted common share	$4.64	$4.70
NFFO per diluted common share	$4.68	$4.73

[1]Net of amounts attributable to non-controlling interests.
[2]Includes estimated proxy contest expenses of $1.8 million.
[3]Includes credit loss reserve, non-real estate depreciation (net), and amortizations associated with debt facilities.
[4]Includes settlement of all forward equity.

NHI’s 2025 annual guidance includes the following assumptions:
•$155.0 million in unidentified new investments at an initial average yield of 8.2%;
•Continued rent concessions, asset dispositions and loan repayments;
•Continued fulfillment of existing commitments;
•SHOP NOI growth in a range of 12% - 15% year over year;
•Continued collection of deferred rents; and
•Investments and other income from announced subsequent events.

In addition to the assumptions listed above, NHI’s guidance range is based on several other assumptions, many of which are outside the Company’s control and all of which are subject to change. The guidance range may change if actual results vary from these assumptions.

Investor Conference Call and Webcast
NHI will host a conference call on Tuesday, May 6, 2025, at 10:00 a.m. ET, to discuss first quarter results. The number to call for this interactive teleconference is (888) 506-0062, with the confirmation number 111859. The live broadcast of NHI’s first quarter

NHI Reports First Quarter 2025 Results

May 5, 2025

conference call will be available online at www.nhireit.com. The online replay will follow shortly after the call and remain available for one year.

About National Health Investors
Incorporated in 1991, National Health Investors, Inc. (NYSE: NHI) is a real estate investment trust specializing in sale, leasebacks, joint-ventures, senior housing operating partnerships, and mortgage and mezzanine financing of need-driven and discretionary senior housing and medical investments. NHI’s portfolio consists of independent living, assisted living and memory care communities, entrance-fee retirement communities, skilled nursing facilities, and specialty hospitals. For more information, visit www.nhireit.com.

Reconciliation of FFO, Normalized FFO and Normalized FAD
(unaudited, $ in thousands, except share and per share amounts)
	Three Months Ended
	March 31,
	2025	2024
Net income attributable to common stockholders	$34,113	$30,915
Elimination of certain non-cash items in net income:
Real estate depreciation	18,764	17,309
Real estate depreciation related to noncontrolling interests	(413)	(411)
Gains on sales of real estate, net	(114)	(100)
NAREIT FFO attributable to common stockholders	52,350	47,713
Non-cash write-off of straight-line rents receivable	—	786
Proxy contest and related	264	—
Normalized FFO attributable to common stockholders	52,614	48,499
Non-cash lease revenue adjustments, net	(824)	114
Non-real estate depreciation, net	338	164
Amortization of debt issuance costs and discounts, net	974	820
Adjustments related to equity method investments, net	(680)	(513)
Recurring capital expenditures, net	(439)	(554)
Equity method investment non-refundable fees received	310	280
Note receivable credit loss expense	(14)	10
Non-cash share-based compensation	2,558	2,155
Transaction costs	1,164	—
Normalized FAD attributable to common stockholders	$56,001	$50,975

BASIC
Weighted average common shares outstanding	45,720,496	43,388,841
NAREIT FFO attributable to common stockholders per share	$1.15	$1.10
Normalized FFO attributable to common stockholders per share	$1.15	$1.12

DILUTED
Weighted average common shares outstanding	45,878,528	43,424,550
NAREIT FFO attributable to common stockholders per share	$1.14	$1.10
Normalized FFO attributable to common stockholders per share	$1.15	$1.12

NHI Reports First Quarter 2025 Results

May 5, 2025

The following table reconciles NOI to net income, the most directly comparable GAAP metric (unaudited, $ in thousands):

	Three Months Ended
	March 31,
NOI Reconciliations:	2025	2024
Net income	$33,817	$30,657
Gains from equity method investment	(415)	(166)
Gains on sales of real estate, net	(114)	(100)
Loan and realty losses (gains)	(14)	10
General and administrative	6,829	5,642
Proxy contest and related	264	—
Franchise, excise and other taxes	269	(187)
Legal	1,426	236
Interest	14,337	14,869
Depreciation	19,157	17,505
Consolidated net operating income (NOI)	$75,556	$68,466
NOI by segment:
Real Estate Investments	$72,428	$65,396
SHOP	3,086	2,942
Non-Segment/Corporate	42	128
Total NOI	$75,556	$68,466

See Notes to Reconciliation of FFO, Normalized FFO, Normalized FAD and NOI.

NHI Reports First Quarter 2025 Results

May 5, 2025

Notes to Reconciliation of FFO, Normalized FFO, Normalized FAD and NOI

These supplemental performance measures may not be comparable to similarly titled measures used by other REITs. Consequently, our Funds From Operations (“FFO”), Normalized FFO, Normalized Funds Available for Distribution (“FAD”) and Net Operating Income (“NOI”) may not provide a meaningful measure of our performance as compared to that of other REITs. Since other REITs may not use our definition of these performance measures, caution should be exercised when comparing our FFO, Normalized FFO, Normalized FAD and NOI to that of other REITs. These financial performance measures do not represent cash generated from operating activities in accordance with generally accepted accounting principles (“GAAP”) (these measures do not include changes in operating assets and liabilities) and therefore should not be considered an alternative to net earnings as an indication of performance, or to net cash flow from operating activities as determined by GAAP as a measure of liquidity, and are not necessarily indicative of cash available to fund cash needs.

Funds From Operations - FFO

FFO, as defined by NAREIT and applied by us, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures, if any. The Company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or have a different interpretation of the current NAREIT definition from that of the Company; therefore, caution should be exercised when comparing our Company’s FFO to that of other REITs. Diluted FFO assumes the exercise of stock options and other potentially dilutive securities. Normalized FFO excludes from FFO certain items which, due to their infrequent or unpredictable nature, may create some difficulty in comparing FFO for the current period to similar prior periods, and may include, but are not limited to, impairment of non-real estate assets, gains and losses attributable to the acquisition and disposition of assets and liabilities, and recoveries of previous write-downs.

FFO and Normalized FFO are important supplemental measures of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative, and should be supplemented with a measure such as FFO. The term FFO was designed by the REIT industry to address this issue.

Funds Available for Distribution - FAD

In addition to the adjustments included in the calculation of Normalized FFO, Normalized FAD excludes the impact of any straight-line rent revenue, amortization of the original issue discount on our senior unsecured notes, amortization of debt issuance costs, non-cash stock based compensation, as well as certain non-cash items related to our equity method investment.

Normalized FAD is an important supplemental performance measure for a REIT. GAAP requires a lessor to recognize contractual lease payments into income on a straight-line basis over the expected term of the lease. This straight-line adjustment has the effect of reporting lease income that is significantly more or less than the contractual cash flows received pursuant to the terms of the lease agreement. GAAP also requires any discount or premium related to indebtedness and debt issuance costs to be amortized as non-cash adjustments to earnings. The Company also adjusts Normalized FAD for the net change in the allowance for expected credit losses, non-cash stock based compensation, senior housing portfolio capital expenditures as well as certain non-cash items related to equity method investments such as straight-line lease expense and amortization of purchase accounting adjustments. Normalized FAD is an important supplemental measure of liquidity for a REIT as a useful indicator of the ability to distribute dividends to stockholders.

Net Operating Income

Net operating income (“NOI”) is a U.S. non-GAAP supplemental financial measure used to evaluate the operating performance of real estate. NOI is defined as total revenues, less tenant reimbursements and property operating expenses. The Company believes NOI provides investors relevant and useful information as it measures the operating performance of our properties at the property level on an unleveraged basis. The Company uses NOI to make decisions about resource allocations and to assess the property level performance of our properties.

NHI Reports First Quarter 2025 Results

May 5, 2025

Consolidated Statements of Income
(in thousands, except share and per share amounts)
	Three Months Ended
	March 31,
	2025	2024
	(unaudited)
Revenues:
Rental income	$68,866	$62,187
Resident fees and services	13,939	13,256
Interest income and other	6,491	6,070
	89,296	81,513
Expenses:
Depreciation	19,157	17,505
Interest	14,337	14,869
Senior housing operating expenses	10,853	10,314
Legal	1,426	236
Franchise, excise and other taxes	269	(187)
General and administrative	6,829	5,642
Proxy contest and related	264	—
Taxes and insurance on leased properties	2,887	2,733
Loan and realty (gains) losses	(14)	10
	56,008	51,122
Gains on sales of real estate, net	114	100
Gains from equity method investment	415	166
Net income	33,817	30,657
Add: net loss attributable to noncontrolling interests	348	290
Net income attributable to stockholders	34,165	30,947
Less: net income attributable to unvested restricted stock awards	(52)	(32)
Net income attributable to common stockholders	$34,113	$30,915

Weighted average common shares outstanding:
Basic	45,720,496	43,388,841
Diluted	45,878,528	43,424,550

Earnings per common share - basic	$0.75	$0.71
Earnings per common share - diluted	$0.74	$0.71

NHI Reports First Quarter 2025 Results

May 5, 2025

Selected Balance Sheet Data
($ in thousands)
	March 31, 2025	December 31, 2024

Real estate properties, net	$2,270,257	$2,211,253
Mortgage and other notes receivable, net	$259,770	$268,926
Cash and cash equivalents	$135,004	$24,289
Straight-line rent receivable	$88,311	$87,150
Other assets, net	$29,543	$22,753
Debt	$1,262,985	$1,146,041
National Health Investors Stockholders' Equity	$1,426,474	$1,366,475

Forward-Looking Statement

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding the Company’s, tenants’, operators’, borrowers’ or managers’ expected future financial position, results of operations, cash flows, funds from operations, dividend and dividend plans, financing opportunities and plans, capital market transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, acquisition integration, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations, continued performance improvements, ability to service and refinance our debt obligations, ability to finance growth opportunities, and similar statements including, without limitation, those containing words such as “may”, “will”, “should”, “believes”, “anticipates”, “expects”, “intends”, “estimates”, “plans”, “projects”, “likely” and other similar expressions are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. Such risks and uncertainties include, among other things; the operating success of our tenants, managers and borrowers for collection of our lease and interest income; the risk that our tenants, managers and borrowers may become subject to bankruptcy or insolvency proceedings; risks related to the concentration of a significant percentage of our portfolio to a small number of tenants; risks associated with pandemics, epidemics or outbreaks on our operators’ business and results of operations; risks related to governmental regulations and payors, principally Medicare and Medicaid, and the effect that changes to laws, regulations and reimbursement rates would have on our tenants’ and borrowers’ business; the risk that the cash flows of our tenants, managers and borrowers may be adversely affected by increased liability claims and liability insurance costs; the risk that we may not be fully indemnified by our tenants, managers and borrowers against future litigation; the success of property development and construction activities, which may fail to achieve the operating results we expect; the risk that the illiquidity of real estate investments could impede our ability to respond to adverse changes in the performance of our properties; risks associated with our investments in unconsolidated entities, including our lack of sole decision-making authority and our reliance on the financial condition of other interests; risks related to our joint venture investment with Life Care Services for Timber Ridge; inflation and increased interest rates; adverse developments affecting the financial services industry, including events or concerns involving liquidity, defaults, or non-performance by financial institutions; operational risks with respect to our SHOP structured communities; risks related to our ability to maintain the privacy and security of Company information; risks related to environmental laws and the costs associated with liabilities related to hazardous substances; the risk of damage from catastrophic weather and other natural or man-made disasters and the physical effects of climate change; the success of our future acquisitions and investments; our ability to reinvest cash in real estate investments in a timely manner and on acceptable terms; competition for acquisitions may result in increased prices for properties; our ability to retain our management team and other personnel and attract suitable replacements should any such personnel leave; the risk that our assets may be subject to impairment charges; risks related to our ability to raise capital through equity sales; the potential need to refinance existing debt or incur additional debt in the future, which may not be available on terms acceptable to us; our ability to meet covenants related to our indebtedness which impose certain operational limitations and a breach of those covenants could materially adversely affect our financial condition and results of operations; downgrades in our credit ratings could have a material adverse effect on our cost and availability of capital; we rely on external sources of capital to fund future capital needs, and if we encounter difficulty in obtaining such capital, we may not be able to make future investments necessary to grow our business or meet maturing commitments; our dependence on revenues derived

NHI Reports First Quarter 2025 Results

May 5, 2025

mainly from fixed rate investments in real estate assets, while a portion of our debt bears interest at variable rates; our ability to pay dividends in the future; disruptions to the management and operations of our business and the uncertainties caused by activist investors; adverse economic effects from international trade disputes (including threatened or implemented tariffs imposed by the U.S. and threatened or implemented tariffs imposed by foreign countries in retaliation) or similar events impacting economic activity; legislative, regulatory, or administrative changes; and our dependence on the ability to continue to qualify for taxation as a real estate investment trust and other risks which are described under the heading “Risk Factors” in Item 1A in our Form 10-K for the year ended December 31, 2024 and under the heading “Risk Factors” in Item 1A in our Form 10-Q for the quarter ended March 31, 2025. Many of these factors are beyond the control of the Company and its management. The Company assumes no obligation to update any of the foregoing or any other forward looking statements, except as required by law, and these statements speak only as of the date on which they are made. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information in the above referenced Form 10-K and Form 10-Q. Copies of these filings are available at no cost on the SEC’s web site at https://www.sec.gov or on NHI’s web site at https://www.nhireit.com.